SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------



                                     AMENDED
                             INFORMATIONAL STATEMENT

                            PURSUANT TO SECTION 14 OF

                       The Securities Exchange Act of 1934

                          COLORADO GOLD & SILVER, INC.

             (Exact name of registrant as specified in its charter)


                         Commission File Number: 0-10065

                                 CIK: 0000354699



          Colorado                                            84-0820529
--------------------------------                             -------------------
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization                             Identification No.)



c/o 10200 W. 44th Ave., #400, Wheat Ridge, CO                           80033
----------------------------------------------                       -----------
(Address of principal executive offices)                             (Zip Code)



               Registrant's telephone number, including area code:
                                 (303) 422-7674

                          COLORADO GOLD & SILVER, INC.
                             10200 W. 44th Ave. #400
                              Wheat Ridge, CO 80033

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD __________, 1999

         Notice is hereby given that the Special Meeting of Shareholders of Colorado Gold & Silver, Inc., (hereinafter referred to as "the Company") will be held at 10200 W. 44th Avenue, #400, Wheat Ridge, Colorado, at 9:00 a.m., local time, for the following purposes:

         1. To authorize the Board of Directors to set a ratio for the reverse split (pro-rata reduction of outstanding shares) of the issued and outstanding common shares of the Company, such ratio not to exceed one new share of common stock for 200 each shares of common stock now issued and outstanding. No shareholder will be reduced below ten shares of common stock.

         2.       To   authorize   the   Directors  to  amend  the  Articles  of
                  Incorporation to change the name of the Company to a name to be determined in the discretion of the Board of Directors.

         The Board of Directors has fixed the closing of business on _____________, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment thereof. The stock transfer books will not be closed.



                                            /s/ M. Coke Reeves
                                            ------------------------------------
                                            Colorado Gold & Silver, Inc.
                                            M. Coke Reeves, President

                              INFORMATION STATEMENT

                          COLORADO GOLD & SILVER, INC.
                             10200 W. 44th Ave. #400
                              Wheat Ridge, CO 80033

                               SPECIAL MEETING OF
                             SHAREHOLDERS TO BE HELD
                               _____________, 1999

         This Informational Statement is being furnished to the shareholders of Colorado Gold & Silver, Inc., a Colorado corporation, in connection with the Special Meeting of Shareholders to be held at 9:00 a.m., MDT, ________________ at 10200 W. 44th Avenue, #400, Wheat Ridge, Colorado. The Informational Statement is first being sent or given to shareholders on or about ___________, 1999.

         NO PROXIES ARE BEING SOLICITED BY THE BOARD OF DIRECTORS.

         WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                               EXPENSE OF MAILING

         The expense of preparing and mailing of this Informational Statement to shareholders of the Company is being paid for by the Company. The Company is also requesting brokers, custodians, nominees and fiduciaries to forward this Informational Statement to the beneficial owners of the shares of common stock of the Company held of record by such persons. The Company will not reimburse such persons for the cost of forwarding.

                 INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

         None. No director or shareholder owning 10% or more of the outstanding shares has indicated her or his intent to oppose any action to be taken at the meeting. No officer or director or shareholder has any interest in any matter to be voted upon.

                   VOTING SECURITIES AND BENEFICIAL OWNERSHIP

         As of the call date of the meeting, ___________, 1999, the total number of common shares outstanding and entitled to vote was 100,000,000.

         The holders of such shares are entitled to one vote for each share held on the record date. There is no cumulative voting on any matter on the agenda of this meeting. No additional shares will be issued subsequent to call date and prior to meeting.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of May 5, 1999, with respect to the shares of common stock of the Company owned by (i) owners of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, and (iii) all directors and officers of the Company as a group. Unless otherwise indicated, all shares are held by the person named and are subject to sole voting and investment are by such person.


                                                                                            Common
                                                                                            Stock
Title                      Name and                          Amount and                     Percent
  of                       Address of                        Nature of                      of
Class                      Beneficial Owner                  Beneficial Interest            Class
------                     ------------------                -------------------            -------
Common                     M. Coke Reeves                      14,790,800 (1)                14.8%
                           President/Director

Common                     M.R. Reeves                          5,000,000 (1)                 5%
                           Secretary/Director

Common                     Reginald T. Green                    4,900,000                     4.9%
                           Director

Common                     Robert E. Clautice                   4,900,000                     4.9%
                           Director

                           All Officers and                    29,590,800                    29.6%
                           Directors as a group

(1)      M. Coke Reeves and M.Rose Reeves are husband and wife.

                                   RECORD DATE

         Stock transfer records will remain open. Five days prior to mailing of the Information Statement shall be the record date for determining shareholders entitled to vote and receive notice of the meeting.


                          VOTING REQUIRED FOR APPROVAL

         I. A majority of the shares of common stock outstanding at the record date must be represented at the Special Meeting in person or by proxy in order for a quorum to be present, but if a quorum should not be present, the meeting may be adjourned without further notice to shareholders, until a quorum is assembled. Each shareholder will be entitled to cast one vote at the Special Meeting for each share of common stock registered in such shareholder's name at the record date.

         II. The Colorado Corporation Act and the Articles of Incorporation require that a quorum be present and a majority of the outstanding shares present vote in favor of the proposed Amendment to the Articles of Incorporation to change the name and in favor of reducing issued and outstanding shares through the pro rata reverse split of the issued and outstanding shares.

                         BOARD OF DIRECTORS AND OFFICERS

          The four persons listed below are Officers and the members of the Board of Directors, serving until the next annual meeting.


                        DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company as of May 4, 1999 are as follows:


                                                                       Period of
                                                                       Service As An
                                                                       Officer Or
           Name                   Age           Position(s)            Director
------------------------------------------------------------------------------------------

M. Coke Reeves                    80            President,             Inception to
                                                Treasurer, and         Date
                                                Director

M. Rose Reeves                    62            Secretary and          Since
                                                Director               September 1984

Reginald Troy Green               45            Director               April 1999

Robert E. Clautice                69            Director               April 1999



         The directors of the Company hold office until the next annual meeting of the shareholders and until their successors have been duly elected and qualified. The officers of the Company are elected at the annual meeting of the Board of Directors and hold office until their successors are chosen and qualified or until their death, resignation, or removal. The Company presently has no executive committee or audit committee.

         The principle occupations of each director and office of the Company for at least the past five years are as follows:

         M. Coke Reeves has been employed on a full-time basis with the Company as its President since inception in March 1980. Prior to that time, Mr. Reeves had been in the mining and home-building business as Reeves of Texas, Inc. from 1973 to 1980. He has mined tungsten in Nevada as Reeves Mining, Inc. He was involved in the operation of the Gold Bond Mine in Cripple Creek, Colorado through Reeves Minerals, Inc. from 1973 to 1980. He was president and a director and the sole shareholder of the foregoing companies, all of which were sold or discontinued by Mr. Reeves in 1980. He was the president and founder of Bentex Pharmaceutical Company from 1950 to 1971, which was subsequently sold to ICN Pharmaceuticals, Inc. He resigned as vice-president of ICN Pharmaceuticals in 1973. prior thereto, he was involved in various businesses associated with coal mining and marketing. Mr. Reeves received a B.A. degree from Westminster College, Fulton, Missouri in 1933.

         M. Rose Reeves has been Secretary of the Company since 1984. Mrs. Reeves served as Secretary of Reeves of Texas, Inc., a company involved in the mining and home-building business from 1973 to 1980. From 1960 to 1970, she was employed by Bentex Pharmaceutical Company as a buyer and in charge of its direct mail department.

         Reginald T. Green has been co-owner and operator of Green's B&R Enterprises, a wholesale donut baker, since 1983. He has been an active investor in small capital and high tech ventures since 1987. He is a director of Kimbell deCar Corporation since November 1998 and is a Director of Dynadapt System, Inc.

         Robert E. Clautice has been an independent consultant from 1992 to present in computer related matters. Mr. Clautice has a B.S. in Physics
         (1961) from the University of Maryland and has studied for and completed the requirements of a Master of Science from the University of Colorado and anticipates graduation in the next quarter. Mr. Clautice has substantial programming and data recording experience. Mr. Clautice has been an adjunct professor at Red Rocks Community College and Arapahoe Community College from 1994 to present, teaching Computer Science and Programming classes.

     There is no family relationship between or among any of the officers and directors, except that M. Rose Reeves is the wife of M. Coke Reeves.

               REMUNERATION AND OTHER TRANSACTIONS WITH MANAGEMENT

         (a)  Cash Compensation.

         Compensation paid by the Company for all services provided during the fiscal year ended March 31, 1999, (1) to each of the Company's two most highly compensated executive officers whose cash compensation exceeded $60,000.00 and
(2) to all officers as a group is set forth below under directors. None.

         (b)  Compensation Pursuant to Plans.  None.

         (c)  Other Compensation.  None.

         (d)  Compensation of Directors.  None.

         Compensation paid by the Company for all services provided during the period ended March 31, 1999, (1) to each of the

Company's directors whose cash compensation exceeded $60,000.00 and (2) to all directors as a group is set forth on the next page:


Name of Individual                          Capacities
Number of Persons                           in                            Cash                      Stock
in Group                                    Which Served               Compensation              Compensation
------------------                          ------------               ------------              ------------
M. Coke Reeves                              President                           0                         0
                                            & Director

M.R. Reeves                                 Secretary                           0                         0
                                            & Director

Reginald Troy Green                         Director                            0                         0

Robert E. Clautice                          Director                            0                         0
________________                            ______________                      0                         0

All directors as a group                                                        0                         0
to March 31, 1999



              PROPOSED AMENDMENTS TO ARTICLES OF INCORPORATION AND
                       CHANGES IN CORPORATE CAPITALIZATION

                         I. CHANGE OF OUTSTANDING SHARES

                          PROPOSED REVERSE STOCK SPLIT

         The Board of Directors of the Company recommends a pro rata reverse split of the issued and outstanding shares of common stock and is asking stockholders to authorize a reverse split of the Company's issued and outstanding common shares, (pro-rata reduction in outstanding shares), such ratio to be one new common stock share for every 200 shares of common stock issued and outstanding in the hands of shareholders. No shareholder will be reduced to less than 10 shares of stock.

         The effective date of the reverse split shall be 20 days after date of shareholders meeting. The Board believes that such reverse split of the Company's capital shares will lend itself better to the Company's organization and capitalization and allow it to make capital placements.

         Management Discussion of the Proposal

General

         The Company proposes to effect a recapitalization through the adoption of the reverse stock split. If the reverse split is approved by the stockholders, each two hundred shares of common stock outstanding on the

Effective Date will be converted automatically into one share of new common stock, and the number of outstanding shares of common stock will be reduced from 100 million to 500,000 plus an estimated number of shares (18,000) to those shareholders whose shares are being rounded up to ten shares. To avoid the existence of fractional shares of new common stock, shareholders who would otherwise be entitled to receive fractional shares of new common stock shall receive whole shares rounded up to the whole share. No shareholder will be reversed to less than 10 shares. No cash payments will be made in lieu of shares or fractions. The effective date of the reverse stock split will be 10 days following the date of the meeting.

Background and Reasons for the Reverse Stock Split

On April 23, 1999, the Board of Directors adopted resolutions approving the reverse split, calling the meeting, and directing that the reverse split be placed on the agenda for the consideration of the stockholders of the meeting.

The Board of Directors believes that the recent per share price of the common stock has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders, and the potential ability of the Company to raise capital by issuing new shares. The Company believes there are several reasons for these effects, as summarized below.

Most brokerage houses do not permit lower-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Further, the Board of Directors believes that the current per share price of the common stock may limit the effective marketability of the common stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time consuming procedures that make the handling of lower priced stock economically unattractive. The brokerage commission on the purchase or sale of a lower priced stock may also represent a higher percentage of the price than the brokerage commission on a higher priced issue.

As a general rule, potential investors who might consider making investments in the Company stock will refuse to do so when the Company has such a large number of shares issued and outstanding with no equity. In other words, the "dilution" which new investors would suffer would discourage them from investing in the Company. A reduction in the total outstanding shares may, without any assurance, make the Company capitalization picture somewhat more attractive.

The Board of Directors is optimistic that the decrease in the number of share of common stock outstanding as a consequence of the proposed reverse stock split and the potential for a resulting increased price level will encourage greater interest in the common stock by the financial community and the investment public in conjunction with a new business focus.

         Management of the Company also believes that the proposed reverse split will make the Company better able to comply with NASDAQ's ever changing listing requirements by reducing the outstanding shares in the Company. The Company currently has 100 million shares outstanding with no net worth and no market capitalization. It is highly unlikely that even if the Company's assets made it otherwise NASDAQ eligible, that the trading price of shares of a 100 million share capitalized company would ever meet the NASDAQ trading price requirements even if a successful business were bult or acquired. As a OTCBB stock, the Company is at a major disadvantage to NASDAQ or Exchange listed companies to raise capital, or expand, or acquire business if such were found.

         Current NASDAQ "Small Cap" listing requirements are:

         a)  Net Tangible Assets                             $  4,000,000
             ---

                      or

             Market Capitalization                           $ 50,000,000

                      or

             Net Income                                      $    750,000
             (in latest fiscal year or
             2 of last 3 fiscal years)

         b)  Public Float (shares)                              1,000,000

         c)  Market Value of Public                          $  5,000,000

         d)  Minimum Bid Price                               $          4.00

         e)  Market Makers (minimum)                                    3

         f)  Shareholders - (round lots)                              300

         g)  Market History                                    1 Year

         h)  Corporate Governance -
                  Standards                                    Yes

         At the current date, the Company would only meet the NASDAQ criterion of 300 shareholders and no other NASDAQ criteria.

         Once the reverse split has occurred, the Company will then be better structured to seek equity financing, because investors shy away from the very high dilution which would occur if an investment were made in the current structure.

                TABLE SHOWING EFFECT OF REVERSE SPLIT ONE FOR 200

Shares Pre-Reverse                                          Post Reverse shares
--------------------------------------------------------------------------------

100                                                         10

200                                                         10

300                                                         10

400                                                         10

500                                                         10

600                                                         10

700                                                         10

800                                                         10

900                                                         10

1000                                                        10

up to 2000 shares                                           10


There can be no assurances, however, that any effect of the price of the stock will occur or that the market price of the Company's common stock immediately after implementation of the proposed reverse stock split will rise, and if it rises, no assurance that such rise can be maintained for any period of time, or that such market price will approximate two hundred times the market price before the proposed reverse stock split.

Dissenting stockholders have no appraisal rights under Colorado law or under the Company's Certificate and Bylaws in connection with the reverse stock split.

The Company's common stock is traded on the OTC Bulletin Board under the trading symbol CGSV. The following table sets forth the quarterly high and low closing sale prices per share for the common stock as reported by OTC BB for the Company's past two fiscal years.

Fiscal Quarter Ended                 High                      Low
--------------------                 ----                      ---
June 30, 1998                        .001                      .000
September 30, 1998                   .001                      .000
December 31, 1998                    .001                      .000
March 31, 1999                       .001                      .000

June 30, 1997                        .001                      .000
September 30, 1997                   .001                      .000
December 31, 1997                    .001                      .000
March 31, 1998                       .001                      .000

For the reasons state above, the Board of Directors unanimously recommends that all stock holders vote FOR the approval of the Amendment.

The reverse stock split may be abandoned by the Board of Directors pursuant to the Colorado Corporation Code at any time before, during, or after the meeting giving effect to the reverse stock split, if for any reason, the Board of Directors deems it advisable to do so.

Effects of the Reverse Stock Split

         General Effects. If the Amendment is approved by the stockholders, the principal effect of the reverse stock split will be to decrease the number of outstanding shares from 100 million shares to approximately 500,000 shares, based on share information as of May 4, 1999, and reduce the number of authorized shares of common stock from 100,000,000 to 518,500 after adjustment for the provision not to reverse any shareholder to less than 10 shares.

         In order that the Company may avoid the expense and inconvenience of issuing and transferring fractional shares of new common stock, stockholders who would otherwise be entitled to receive a fractional share of new common stock shall receive shares rounded to the next whole share.

The reverse stock split may leave certain stockholders with one or more "odd-lots" of new common stock, i.e. stock in amounts of less than 100 shares. These odd-lots may be more difficult to sell or require greater transaction cost per share to sell, than shares in even multiples of 100.

The reverse stock split will not have the effect of taking the Company private, the Company will retain over 300 shareholders who hold more than 100 shares each.

Effect on Market for Common Stock. On May 4, 1999, the closing sale price of the common stock on OTCBB was $.000 per share. By decreasing the number of shares of common stock outstanding, without altering the aggregate economic interest in the Company represented by such shares, the Board of Directors believes that the trading price will be increased to a price more appropriate for an exchange listed security; however, there can be no assurance that this will occur. The new common stock will continue to be traded on OTCBB under a new symbol to be assigned by NASD Market Integrity, Inc.

Effect on Outstanding Options, Warrants, and Convertible Securities of the Company. As of May 4, 1999, the Company had no outstanding options and warrants to purchase shares of common stock.

Changes in Stockholders' Equity. The Company's stated capital, which consists of the par value per share of common stock multiplied by the number of shares of common stock issued, will not be affected because the stock has no par value.


                          II. CHANGE IN CORPORATE NAME

         The Board is asking shareholders to authorize a name change of the Corporation to a name to be determined by the Board and to approve an amendment to the Articles of Incorporation therefore.

Management recommends the name change be approved to a name to be determined by the Board of Directors.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Michael  B.  Johnson,   Independent  Public  Accountants,   of  Denver,
Colorado, have been engaged as the Certifying accountants for the fiscal year ended March 31, 1999.

                              SHAREHOLDER PROPOSALS

         Shareholders are entitled to submit proposals on matter appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission. Should a shareholder intend to present a proposal at next year's annual meeting, it must be received by the secretary of the Company, at 10200 W. 44th Ave. #400, Wheat Ridge, CO 80033, not later than 30 days prior to fiscal year end (or February 28), in order to be included in the Company's proxy statement and form of proxy relating to that meeting. It is anticipated that the next annual meeting will be held in July, 2000.

Dated: ___________________
                                           By Order of the Board of Directors


                                              /s/ M. Coke Reeves, President
                                           By:----------------------------------
                                               M. Coke Reeves, President